Exhibit 99.1

Spansion Reports First Quarter 2007 Results

SUNNYVALE, CA — April 18, 2007 — Spansion Inc., the world’s largest pure-play provider of Flash memory solutions, today announced first quarter 2007 results. For the quarter ended April 1, 2007, the company reported net sales of $628 million, an increase of 12 percent over net sales of $562 million for the first quarter of 2006. MirrorBit® ORNAND™ solutions sales for the high-end multimedia wireless segment totaled $60 million for the quarter and the company recognized its first revenue from its 4 bit-per-cell technology, MirrorBit Quad.

During the first quarter of 2007, Spansion successfully increased bit shipments sequentially and extended its lead on its closest competitor. ASP per bit decline in the first quarter was greater than the average seasonal patterns and higher than the company expected due to the intense competitive environment in the industry, contributing to a sequential quarterly total net sales decrease of 8.7 percent. Net loss for the first quarter of 2007 was $75 million, or $0.56 per share, compared with a net loss of $52 million, or $0.40 per share, in the first quarter of 2006.

“I believe Spansion gained share within a difficult pricing environment while accelerating the acceptance of new, more cost-effective technologies by its key customers,” said Bertrand Cambou, president and CEO, Spansion Inc. “Looking forward, we are intensifying our cost reduction efforts, including our aggressive manufacturing ramp to advanced technologies.”

During the quarter, Spansion converted many of its key customers to advanced technologies, including 90nm MirrorBit technology, which will lower cost per bit in the second quarter of 2007 and beyond. The company plans 90nm MirrorBit sales to grow from 12 percent of net sales in the first quarter of 2007 to approximately 25 percent in the second quarter of 2007.

In response to market conditions, the company will undertake large scale cost-cutting measures designed to improve overall financial performance. Those actions include the sale of non-performing assets, the consolidation of certain functional operations and other activities related to reducing expenses. The company’s goal is to reduce 2007 planned expenses by approximately $50 million to $100 million.

Spansion has just started initial 65nm 300mm wafers at its SP1 facility, six months ahead of schedule. With 300mm 65nm revenue now planned for the second half of 2007, Spansion will be the first leading NOR Flash supplier producing Flash memory devices on 300mm wafers, further enhancing the company’s competitive position. Spansion also has produced 45nm silicon on 300mm wafers at its Submicron Development Center, with volume production at SP1 scheduled for mid-2008.

Additional Highlights

•	On April 2, 2007, the company completed the sale of its older JV1 and JV2 facilities to Fujitsu raising almost $200 million. Fujitsu will continue to produce Spansion® Flash memory as a foundry.

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Spansion has started to sample its 65nm MirrorBit ORNAND solutions aimed to bring further cost reductions into the wireless market. The company plans to ramp volume production of these solutions directly out of its SP1, 300mm facility.

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Spansion announced its revolutionary MirrorBit Eclipse™ architecture that combines MirrorBit NOR, ORNAND and Quad technologies on a single die, enabling handset OEM’s to save up to 30 percent on their memory bill of materials costs.

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Spansion announced a collaboration with QUALCOMM to pre-qualify a new family of MirrorBit products for emerging wireless markets. Spansion also received the Samsung Supplier of the Year award for the second consecutive year, the only NOR company to receive the award.

Current Outlook

Spansion’s outlook for the second quarter of 2007 is based on current expectations. The following statements are forward-looking, and actual results could differ materially depending on market conditions and other factors, including those set forth in the Cautionary Statement below.

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ASP pressure experienced in the first quarter was higher than normal and likely to moderate in the second quarter of 2007 based on historical ASP trends. Due to the intensely competitive pricing environment, the company is not providing specific financial guidance for the second quarter of 2007 at this time.

¡	The company anticipates total bit shipments in the second quarter to rise based on a planned doubling of shipments of 90nm MirrorBit technology, which is expected to further reduce cost per bit.

¡	The company’s long-term financial model remains unchanged and is supported by the acceleration of the company’s 300mm strategy, which is expected to result in lower cost per bit.

Investor Conference Call

Spansion will host a conference call today, April 18, 2007, at 1:30 p.m. PT/ 4:30 p.m. ET to discuss the quarterly results. A live audio-only web cast of the call will be made available in the Investor Relations section of the company’s web site at

www.spansion.com. A replay of the call will be made available on the company’s investor relations web site at www.spansion.com following the call.

Cautionary Statement

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding the expectation that 90nm MirrorBit sales will grow to approximately 25 percent in the second quarter of 2007; the expectation to lower cost per bit in the second quarter of 2007 and beyond; large scale cost-cutting measures designed to improve overall financial performance and other activities related to reducing expenses; the goal to reduce 2007 planned expenses by approximately $50 million to $100 million; the expectation of revenue from products made from 300mm wafers on 65nm process technology during the second half of 2007; the expectation that Spansion will be the first leading NOR Flash supplier producing Flash memory devices on 300mm wafers; the schedule for volume production of 45nm process technology on 300mm wafers at SP1 by mid-2008; the expectation that MirrorBit® Eclipse™ architecture will enable handset OEM’s to save up to 30 percent on their bill of materials costs; the expectation that ASPs will likely moderate in the second quarter of 2007; and the anticipation of total bit shipments in the second quarter to rise based on a planned doubling of shipments of 90nm MirrorBit technology. Investors are cautioned that the forward-looking statements in this release involve risks and uncertainties that could cause actual results to differ materially from the company’s current expectations. Risks that the company considers to be the important factors that could cause actual results to differ materially from those set forth in the forward-looking statements include the possibility that demand for the company’s Flash memory products will be lower than currently expected; that the company will lose rights to key intellectual property arrangements and be subject to intellectual property infringement claims; that OEMs will increasingly choose NAND-based Flash memory products over NOR- and MirrorBit ORNAND architecture-based Flash memory products for their applications; that competitors may introduce new memory or other technologies that may make our Flash memory products uncompetitive or obsolete; that the company will fail to develop, or there will be a lack of customer acceptance of, MirrorBit NOR, MirrorBit ORNAND or MirrorBit Quad architecture-based Flash memory products; that the company will lose a significant customer; that the company will be adversely affected by its substantial indebtedness; that the company will not be able to raise sufficient capital to enable it to establish leading-edge capacity to meet product demand and maintain market share; that the company may not achieve facilities and capacity implementation schedules; that the company will not be able to reduce expenses; that the company will not successfully develop, introduce and commercialize new products and technologies or to accelerate our product development cycle; that the company will not be able to meet customer demand during cyclical industry or economic downturns; that the company may experience manufacturing constraints; that the company may be unable to diversify its customer base; that the company’s investments in research and development may not lead to timely improvements in technology; that the company may not maintain manufacturing efficiency; the company’s reliance on third-party manufacturers may harm it; that industry overcapacity may affect the company’s prices and manufacturing capacity; that average selling prices may decline; and that the company’s operations in foreign countries may be subject to economic and geopolitical risks. The company urges investors to review in detail the risks and uncertainties in the company’s Securities and Exchange Commission filings, including but not limited to the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006. The company assumes no obligation to update any forward-looking statements or information included in this press release.

About Spansion

Spansion (NASDAQ: SPSN) is a leading Flash memory solutions provider, dedicated to enabling, storing and protecting digital content in wireless, automotive, networking and consumer electronics applications. Spansion, previously a joint venture of AMD and Fujitsu, is the largest company in the world dedicated exclusively to designing, developing, manufacturing, marketing and selling Flash memory solutions. For more information, visit www.spansion.com.

Spansion®, the Spansion Logo® , MirrorBit®, ORNAND™, HD-SIM™ and combinations thereof, are trademarks of Spansion LLC. Spansion, the Spansion Logo and MirrorBit are registered in the US and other countries. Other names used are for informational purposes only and may be trademarks of their respective owners.

For more information, please contact:

Investor Contact:

Bob Okunski

bob.okunski@spansion.com

408.616.1117

Media Contacts:

Courtney Brigham

courtney.brigham@spansion.com

408.616.5056

Spansion Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Quarter Ended.
	Apr. 1, 2007 (Unaudited)	Dec. 31, 2006 (Unaudited)	Mar. 26, 2006 (Unaudited)
Net sales	$627,771	$687,274	$561,929
Cost of sales	538,567	557,793	452,973
Gross profit	89,204	129,481	108,956
Other expenses:
Research and development	101,846	78,739	83,757
Marketing, general and administrative	57,789	66,442	63,237
Operating loss	(70,431)	(15,700)	(38,038)
Interest and other income, net	8,931	7,940	5,979
Interest expense	(24,146)	(20,698)	(18,794)
Loss before income taxes	(85,646)	(28,458)	(50,853)
(Benefit) Provision for income taxes	(10,167)	(3,445)	1,024
Net loss	$(75,479)	$(25,013)	$(51,877)
Net loss per common share
Basic and diluted	$(0.56)	$(0.19)	$(0.40)
Shares used in per share calculation
– Basic and diluted	134,539	130,489	128,146

Spansion Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	Apr. 1, 2007	Dec. 31, 2006*
	(Unaudited)
Assets

Current assets:
Cash, cash equivalents and marketable securities	$701,500	$885,769
Accounts receivable, net	369,094	395,903
Inventories	475,859	455,840
Deferred income taxes	13,128	1,395
Prepaid expenses and other current assets	36,616	36,163
Total current assets	1,596,197	1,775,070

Property, plant and equipment, net	1,782,941	1,735,694
Deferred income taxes	17,675	13,556
Other assets	30,551	25,397
Total Assets	$3,427,364	$3,549,717

Liabilities and Stockholders’ Equity

Current liabilities:
Note payable to banks under revolving loans	$25,500	$33,608
Accounts payable and accrued liabilities	441,196	493,242
Accrued compensation and benefits	56,150	51,598
Income taxes payable	9,645	4,333
Deferred income on shipments to distributors	37,382	32,496
Current portion of long-term debt and capital lease obligations	74,358	74,766
Total current liabilities	644,231	690,043

Deferred income taxes	193	188
Long-term debt and capital lease obligations	1,000,495	1,009,673
Other long-term liabilities	11,941	4,053

Stockholders’ equity	1,770,504	1,845,760
Total liabilities and stockholders’ equity	$3,427,364	$3,549,717

*	Derived from the December 31, 2006 audited financial statements of Spansion Inc.